As filed with the Securities and Exchange Commission on June 25, 2012

Registration No. 333-181198

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

____________________________

SOUTHERN FIRST BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

South Carolina (State or jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code Number)	58-2459561 ( I.R.S. Employer Identification No.)

100 Verdae Blvd.

Greenville, South Carolina 29607

(864) 679-9000

(Address, including zip code, and telephone number, including area code, of principal executive offices)

____________________________

R. Arthur Seaver, Jr.

Chief Executive Officer

100 Verdae Blvd., Suite 100

Greenville, SC 29607

(864) 679-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________________

Copies of all communications, including copies of all communications sent to agent for service, should be sent to:

John M. Jennings, Esq.
Benjamin Barnhill, Esq.
Nelson Mullins Riley & Scarborough LLP
Poinsett Plaza, Suite 900
104 South Main Street
Greenville, South Carolina 29601
Telephone: (864) 250-2207
Facsimile: (864) 250-2389

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☑  333-181198

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐                                                                             Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)    Smaller reporting company ☑

________________________________

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 (333-181198) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely to add Exhibit 1.1 (Form of Underwriting Agreement) to such Registration Statement. Accordingly, this Amendment consists of only the facing page, this explanatory note, and Item 16 of Part II of the Registration Statement. This Amendment does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Amendment shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules

1.1	Form of Underwriting Agreement.
3.1	Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form SB-2, File No. 333-83851).
3.2	Articles of Amendment to the Articles of Incorporation establishing the terms of the Series T Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on March 3, 2009).
3.3	Amended and Restated Bylaws dated March 18, 2008 (incorporated by reference to Exhibit 3.4 of the Company’s Form 10-K filed March 24, 2008).
4.1	See Exhibits 3.1, 3.2 and 3.3 for provisions in Southern First Bancshares’s Articles of Incorporation and Bylaws defining the rights of holders of the common stock and the Series T Preferred Stock.
4.2	Form of certificate of common stock (incorporated by reference to Exhibit 4.2 of the Company’s Registration Statement on Form SB-2, File No. 333-83851).
4.3	Form of Series T Preferred Stock Certificate (incorporated by reference to Exhibit 4.2 of the Company’s Form 8-K filed March 3, 2009).
5.1	Legal Opinion of Nelson Mullins Riley & Scarborough, LLP.†
10.1	Lease Agreement between Greenville First Bank and Halton Properties, LLC, Formerly Cothran Properties, LLC (incorporated by reference to Exhibit 10.2 of the Company’s Form 10-KSB filed on March 28, 2000).
10.2	Data Processing Services Agreement dated June 28, 1999 between Greenville First Bancshares and the Intercept Group (incorporated by reference to Exhibit 10.3 of the Company’s Registration Statement on Form SB-2, File No. 333-83851).
10.3	Form of Stock Warrant Agreement (incorporated by reference to Exhibit 10.4 of the Company’s Registration Statement on Form SB-2, File No. 333-83851).*
10.4	2000 Greenville First Bancshares, Inc. Stock Incentive Plan and Form of Option Agreement (incorporated by reference to Exhibit 10.7 to the Company’s Form 10-QSB for the period ended March 31, 2000).*
10.5	Sublease Agreement between Greenville First Bank, N.A. and Augusta Road Holdings, LLC dated February 26, 2004 (incorporated by reference to Exhibit 10.6 of the Company’s Form 10-QSB for the period ended June 30, 2004).
10.6	Bonaventure I Office Lease Agreement with Greenville First Bank, N.A., dated September 20, 2005 (incorporated by reference to Exhibit 10.1 of the Company’s Form 10-Q for the period ended September 30, 2005).
10.7	First Amendment to Office Lease Agreement with Greenville First Bank, N.A., dated September 20, 2005 (incorporated by reference to Exhibit 10.2 of the Company’s Form 10-Q for the period ended September 30, 2005).
10.8	Employment Agreement by and between Southern First Bancshares, Inc. with R. Arthur Seaver, Jr. dated December 17, 2008 (incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K filed December 23, 2008).*
10.9	Employment Agreement by and between Southern First Bancshares, Inc. with F. Justin Strickland dated December 17, 2008 (incorporated by reference to Exhibit 10.4 of the Company’s Form 8-K filed December 23, 2008).*
10.10	Employment Agreement by and between Southern First Bancshares, Inc. with Frederick Gilmer, III dated December 17, 2008 (incorporated by reference to Exhibit 10.6 of the Company’s Form 8-K filed December 23, 2008).*
10.11	Form of Split Dollar Agreement between certain executives and Southern First Bancshares, Inc. (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed February 18, 2009).*
10.12	First Amendment to the Southern First Bancshares 2000 Stock Incentive Plan, adopted October 21, 2008 (incorporated by reference to Exhibit 10.1 of the Company’s Form 10-Q filed for the period ended September 30, 2008).*
10.13	Form of Southern First Bank, N.A. Salary Continuation Agreement dated December 17, 2008 (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed December 23, 2008).*
10.14	Form of First Amendment to Southern First Bank, N.A. Salary Continuation Agreement dated December 17, 2008 (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed December 23, 2008).*

10.15	Warrant with The United States Department of Treasury to Purchase up to 330,554 shares of Common Stock (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed March 3, 2009).
10.16	Letter Agreement, dated February 27, 2009, including Securities Purchase Agreement – Standard Terms incorporated by reference therein, between the Company and the United States Department of the Treasury (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed March 3, 2009).
10.17	ARRA Side Letter Agreement, dated February 27, 2009, between the Company and the United States Department of the Treasury (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed March 3, 2009).
10.18	Form of Waiver, executed by each of Messrs. Fred Gilmer, III, R. Arthur Seaver, Jr., and F. Justin Strickland (incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K filed March 3, 2009).*
10.19	Form of Letter Amendment, executed by each of Messrs. Fred Gilmer, III, R. Arthur Seaver, Jr., and F. Justin Strickland with the Company (incorporated by reference to Exhibit 10.4 of the Company’s Form 8-K filed March 3, 2009).*
23.1	Consent of Elliott Davis, LLC, independent public accountants.†
23.2	Consent of Nelson Mullins Riley & Scarborough, LLP (contained herein as part of Exhibit 5.1).
24	Power of Attorney (contained herein as part of the signature pages).†

* Management contract or compensatory plan or arrangement.

† Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on the 25th day of June, 2012.

SOUTHERN FIRST BANCSHARES, INC.

Date: June 25, 2012

By: /s/ R. Arthur Seaver, Jr.

R. Arthur Seaver, Jr.

President and Chief Executive Officer

In accordance with the Exchange Act, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

*	Chief Financial Officer	June 25, 2012
Michael D. Dowling	(Principal Financial and Accounting Officer)

*	Director	June 25, 2012
Andrew B. Cajka, Jr.

*	Director	June 25, 2012
Mark A. Cothran

*	Director	June 25, 2012
Leighton M. Cubbage

*	Director	June 25, 2012
David G. Ellison

*	Director	June 25, 2012
Anne S. Ellefson

*	Director	June 25, 2012
Fred Gilmer, Jr.

*	Director	June 25, 2012
Tecumseh Hooper, Jr.

*	Director	June 25, 2012
Rudolph G. Johnstone, III, M.D.

*	Director, Chairman	June 25, 2012
James B. Orders, III

	Director	June 25, 2012
William B. Sturgis

/s/R. Arthur Seaver, Jr.	Director, Chief Executive Officer	June 25, 2012
R. Arthur Seaver, Jr.	(Principal Executive Officer)

*By: /s/R. Arthur Seaver, Jr.	June 25, 2012
R. Arthur Seaver, Jr.

Attorney-in-Fact